Exhibit (c)(2)

REQUESTED BY HONG KONG SECURITIES AND FUTURES COMMISSION
THE FINANCIAL AND OTHER INFORMATION CONTAINED IN THE PRESENTATION WAS EXTRACTED FROM PUBLICLY AVAILABLE INFORMATION AND WAS NOT INTENDED TO BE USED IN THE COMPOSITE DOCUMENT IN RELATION TO THE H SHARE OFFER AND WAS THEREFORE NOT PREPARED WITH A VIEW TO ENSURING COMPLIANCE WITH RULE 10 OF THE TAKEOVERS CODE.

Confidential
Presentation to:
PROJECT 517 — PRELIMINARY TRANSACTION AND VALUATION CONSIDERATIONS
23 May 2005

Content
1	TRANSACTION CONSIDERATIONS

1	TRANSACTION CONSIDERATIONS

Transaction Considerations
General Description
Main issues relating to structure:
▶	One of the basic requirements of CSRC in respect of this project is ensuring a 15% of public floating, which has never been waived by CSRC

▶	According to our understanding, CSRC does not allow the transaction to be split into two parts: A shares and H shares

▶	Potentially solicit CSRC for approving the adoption of Two-step Proposal; otherwise we will be required to acquire all A shares and H shares as a part of the same transaction
A. Two-step Proposal (first choice)
1. Voluntary share swap offer to all H shareholders and AD holders
•	Delisting requires at least 90% of acceptance level

•	75% of non-interested shareholders vote for delisting, and less than 10% of non-interested shareholders vote against delisting. HKSFC defines that non-interested shareholders should exclude A shareholders
2. Merger by absorption
•	Acquire the remaining A shares and outstanding (already delisted at that time) H shares

•	Necessary to confirm that P has the ability of voting for merger through absorption

•
* Need to seek CSRC’s approval on the following conditions:
•	Offer to A shares concurrently

•	15% of public floating
* cannot assure CSRC will approve this execution plan
•	Prudently plan with CSRC on the execution strategy of this proposal
* necessary to discuss with CSRC, but process will be lengthened, which may increase the risk of leakage
* Each step in the Two-step Proposal has its precedent
* If the time interval between two steps is less than 12 months, this may require a waiver from HK authorities
B. One-step Merger by Absorption (second choice)
▶	This option will be taken if CSRC does not allow the adoption of Two-step Proposal

▶	Merger requires two-third of shareholders’ approval (P may abstain from voting)

▶	Delisting in HK requires 75% of H shareholders voting for and less than 10% of H shareholders voting against

▶	Unless P has been approved by CSRC for issuing A shares, P may need to provide cash consideration to A shareholders, which may trigger the tax imposition on US shareholders by US authorities
* Increased complexity – may spend more time and efforts for executing this proposal, such as designing a transaction structure which is in compliance with the regulatory requirements in China/HK/US
* No precedent transactions

1

Next Step
▶	Step A:
•	Firstly discuss with CSRC on the feasibility of the Two-step Proposal. Pre-discussion for getting common view on some important issues

•	Evaluate the risks and merits of this potential execution mode
▶	Step B:
•	Detailed evaluation on the One-step Merger by Absorption

•	Evaluate the risks and merits of this potential execution mode

2

Any terms set forth herein are intended for discussion purposes only and are subject to the final terms as set forth in separate definitive written agreements.
Prior to entering into any transaction contemplated hereby (a “Transaction”) you should determine, without reliance upon us or our affiliates, the economic risks and merits (and independently determine that you are able to assume these risks), as well as the legal, tax and accounting characterizations and consequences of any such Transaction. In this regard, by accepting this presentation, you acknowledge that (a) we are not in the business of providing (and you are not relying on us for) legal, tax or accounting advice, (b) there may be legal, tax or accounting risks associated with any Transaction, (c) you should receive (and rely on) separate and qualified legal, tax and accounting advice and (d) you should apprise senior management in your organization as to such legal, tax and accounting advice (and any risks associated with any Transaction) and our disclaimer as to these matters.
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